CONSULTING AGREEMENT

This Consulting Agreement (this "**Agreement**") is entered into effective as of August 2, 2021, by and among Gazellek Holdings I, LLC (the "**Consultant**") and GlassBridge Enterprises, Inc., a Delaware corporation (the "**Company**").

WHEREAS, the Consultant has agreed to provide certain consulting services with respect to the Company, as described in more detail in Section 1.1 below (the "**Consulting Services**").

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. <u>CONSULTING SERVICES</u>

1.1 **Consulting Services**. The Company hereby appoints and retains the Consultant, on a non-exclusive basis, during the Term (as defined below) to use reasonable efforts to provide the following Consulting Services if and as requested by the Company: (a) management consulting with meetings with the Company's management two (2) times per month at times and in a format to be mutually agreed between Company and Consultant (including, at the request of the Company with reasonable notice, the Company's management may meet at the offices of the Consultant or its representatives to discuss market research or other strategic analysis), (b) assistance in identifying investment opportunities for the Company with respect to possible acquisitions, (c) participate in workshopping sessions on structuring analysis regarding potential equity investments, (d) assistance with research and analysis on identified acquisitions or investments that the parties mutually agree to work on, (e) participate in strategic discussion on an annual basis regarding financial modelling, and (f) any other services as may be mutually agreed from time to time between the Company and the Consultant. The Consultant agrees to provide the Consulting Services in a professional manner. The Consultant shall be reasonably available for consultations as reasonably requested by the Company and as agreed to by Consultant from time to time. In providing the Consulting Services, the Consultant will have a consulting role only, shall not perform any management functions and is subject to Section 3.1 below.

1.2 **Management to Act Independently**. The senior management team and officers of the Company (the "**Management**") shall diligently and responsibly receive all input from the Consultant and exercise its own independent judgment before acting upon such input (if at all).

1.3 **Remuneration**. In exchange for the Consulting Services, Consultant shall be entitled to receive an aggregate of $2,100,000 (the "**Consulting Fee**").

(a) Payment shall be made in cash by the Company as follows: (i) $700,000 payable on or before December 31, 2021, (ii) $700,000 payable on or before January 1, 2022, and (iii) $700,000 payable on or before January 1, 2023. Any acquirer of all or substantially all of the equity or assets of the Company or any successor in interest to the Company shall assume the outstanding obligations under this Agreement. The aggregate Consulting Fee shall accelerate and be paid in full by the Company upon the occurrence and during the continuation of a default by the Company that is uncured (if capable of being cured, and in no event shall such default continue longer than twenty (20) days after the earlier of (x) the Company's knowledge thereof and (y) receipt by the Company of written notice thereof by a counterparty) under any agreement for borrowed money with the Company as borrower where the amount originally borrowed by the Company was in excess of $3,000,000.

(b) At any time and from time to time, within five (5) Business Days after the Company or its Affiliates receives proceeds in connection with Adara Enterprises Corp.'s (formerly known as Imation Enterprises Corp., "**Adara**") bankruptcy, including but not limited to a payoff, exchange, and/or restructuring, the Company shall prepay the Consulting Fee in an amount equal to the lesser of (x) thirty-five percent (35%) of the net cash proceeds received in connection therewith and (y) the aggregate Consulting Fee not yet paid. If the Consulting Fee is greater than the amount paid under this section 1.3(b), any portion of the Consulting Fee not paid pursuant to this section 1.3(b) shall be paid pursuant to

Section 1.3(a) in accordance with the maximum amounts indicated in Section 1.3(a). For the avoidance of doubt, any payment under this Section 1.3(b) shall first reduce the remaining balance outstanding under section 1.3(a)(iii), then reduce the remaining balance outstanding under section 1.3(b)(ii), and finally reduce the remaining balance outstanding under section 1.3(a)(i), in such order.

1.4 Consultant and its representatives will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes. All payroll and employment taxes, any other taxes or required payments, insurance, and benefits shall be the sole responsibility of Consultant.

2. TERM

2.1 **Term**. Either party may terminate this Agreement at any time and for any reason with immediate effect upon five (5) days' prior written notice of such termination to the non-terminating party. The period commencing on the date of this Agreement and ending on the date of termination or expiration hereof shall be referred to as the "**Term**" of this Agreement.

2.2 **Effect of Termination**. Any termination of this Agreement, either pursuant to this Section or otherwise, will not affect the obligations under Section 1.3 (including, without limitation, the payment of the Consulting Fee to Consultant) or Section 3 (general provisions), which will survive such termination.

3. GENERAL PROVISIONS

3.1 **Waiver of Liability**. No Indemnified Party (as defined below) shall be liable to the Company, any stockholder or other interest holder or any other person or entity for any loss suffered by the Company arising under this Consulting Agreement. The Indemnified Parties shall not be liable for any errors in judgment or for any acts or omissions that do not constitute fraud or willful misconduct intended to be harmful to the Company.

3.2 **No Partnership or Agency**. The relationship between the Company and the Consultant is that of independent contractor and nothing herein contained shall be interpreted so as to create a partnership or agency relationship between the parties. Nothing in this Agreement shall constitute an offer of employment. Consultant shall have no authority to act on behalf of the Company.

3.3 **Indemnification**. The Company agrees to indemnify and hold harmless Consultant, its affiliates and their investors, partners, directors, officers, employees, agents and other representatives (together, the "Indemnified Parties"), from any and all claims, costs, liabilities or damages incurred by the Indemnified Parties, or any one or more of them, as a result of any actions taken by an Indemnified Party with respect to this Consulting Agreement, the transactions described herein and any claims, costs, liabilities or damages suffered by the Indemnified Parties as a result of being Consultants to the Company.

3.4 **Assignment**. The Company shall not assign any rights or delegate any obligations hereunder without the prior written consent of Consultant. Consultant may assign the rights and delegate the obligations hereunder to any affiliate or related party.

3.5 **Entire Agreement**. This Agreement (including any amendments hereto) contains the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

3.6 **Severability**. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7 **Interpretation; Waiver of Jury Trial.** This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of law principles. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT. If any provision of this Agreement is unenforceable, such provision shall be deemed modified to the extent necessary in order to render such provision valid and enforceable; if such provision may not be so saved, it shall be severed and the remainder of this Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Consulting Agreement has been executed by the parties hereto effective as of the date first above written.

CONSULTANT

Gazellek Holdings I, LLC

DocuSigned by:

By: Taylor Kushner

63D784C2E8DA409...

Name: Taylor Kushner
Title: Authorized Signatory

COMPANY

GlassBridge Enterprises, Inc.

By: ______________________________

Name: Daniel Strauss
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the parties hereto effective as of the date first above written.

CONSULTANT

Gazellek Holdings I, LLC

By: ______________________________
Name: Taylor Kushner
Title: Authorized Signatory

COMPANY

GlassBridge Enterprises, Inc.

By: DocuSigned by: Daniel Strauss
8117E4C31FDD42F...
Name: Daniel Strauss
Title: Chief Executive Officer